NEIMAN FUNDS

Amended and Restated Rule 12b-1 Plan

     WHEREAS, the Board of Trustees of Neiman Funds (the "Trust") has adopted a Rule 12b-1 Plan for each series of the Trust listed on Appendix A hereto (each a “Fund” and collectively, the “Funds”), in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”);

     WHEREAS, the Board of Trustees now desires to amend and restate in its entirety such 12b-1 Plan; and

     WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Rule 12b-1 Plan or in any agreement relating hereto, having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this 12b-1 Plan will benefit those Funds set forth in Exhibit A, attached hereto, as such Exhibit A shall be amended from time to time in the manner set forth herein.

     NOW THEREFORE, the Trust hereby adopts this Amended and Restated Plan (the “Plan”), in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1. Distribution and Service Support

     Subject to the supervision of the Board of Trustees of the Trust, the Trust may, directly or indirectly, finance any distribution, sales or promotional activity that is primarily intended to result in the sale of shares of the Funds, including but not limited to, the following:

(a)	payments, including incentive compensation, to securities dealers or brokers, administrators or other financial intermediaries, financial institutions, investment advisors and others ("Intermediaries") that are engaged in the sale of Fund shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Fund shares, or that hold Fund shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder or administrative services to a Fund and its shareholders;

(b)	payments made to Intermediaries that render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, expenses related to processing new account applications, transmitting customer transaction information to the Fund’s transfer agent, answering routine shareholder inquiries, providing office space, equipment and telephone facilities, and providing such other shareholder services as the Trust may reasonably request;

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(c)	expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Fund shares;

(d)	costs of preparing, printing and distributing prospectuses and Statements of Additional Information and reports of the Funds for recipients other than existing shareholders of the Funds;

(e)	costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(f)	costs of preparing, printing and distributing sales literature;

(g)	costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and

(h)	costs of implementing and operating this Plan.

(I)	payments to the distributor or principal underwriter for services provided pursuant to a Distribution Agreement with the Trust (sub-paragraphs 1(a)-(i) collectively, "Distribution and Service Support").

     The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class A Shares, Class C Shares, and Shares of each of Advisors Capital US Dividend Fund, Advisors Capital Small/Mid Cap Fund, and Advisors Capital Tactical Fixed Income Fund (hereinafter “Advisors Capital Shares”), either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.	Compensation A. Class A Shares

(i)	Each Fund is authorized to compensate the Trust's distributor (the "Distributor") and investment adviser (the “Adviser”) for providing or arranging to provide Distribution and Service Support to Class A shares under this Plan. Each Fund will pay a fee at the annual rate of one-quarter of one percent (0.25%) of the Fund’s average daily net assets attributable to Class A shares. The fee will be accrued by the Fund daily and paid on a quarterly basis. Each Fund will pay fees, in the following order, only to (a) those Financial Intermediaries and others identified by the Fund’s investment adviser (“Adviser”) in amounts directed by the Adviser for services contemplated under this Plan, (b) the Distributor as provided under paragraph 1(i) and (c) the Adviser. All payments must be authorized by the Distributor. The Distributor may waive its right to any fee to which it is entitled hereunder, provided such waiver is delivered to the Trust in writing.

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(ii) A portion of the fee may be characterized as a shareholder services fee. If the Financial Industry Regulatory Authority ("FINRA") adopts a definition of "service fees" for purposes of Rule 2830 of the NASD Conduct Rules (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

     B. Class C Shares and Advisors Capital Shares

(i) Each Fund is authorized to compensate the Distributor and Adviser for providing or arranging to provide Distribution and Service Support to Class C shares or Advisors Capital Shares under this Plan. Each Fund will pay a maximum fee at the annual rate of one percent (1.00%) of the Fund’s average daily net assets attributable to Class C shares, or a maximum fee at the annual rate of three-tenths of one percent (0.30%) of the Fund’s average daily net assets attributable to Advisors Capital Shares. The fee will be accrued by the Fund daily and paid on a quarterly basis. Each Fund will pay fees only to (a) those Financial Intermediaries identified by the Adviser in amounts directed by the Adviser for services contemplated under this Plan, (b) the Distributor as provided under paragraph 1(i), and (c) the Adviser. All payments must be authorized by the Distributor. The Distributor may waive its right to any fee to which it is entitled hereunder, provided such waiver is delivered to the Trust in writing.

(ii) Up to one-quarter of one percent (0.25%) of the fee may be characterized as a shareholder services fee. If FINRA adopts a definition of "service fees" for purposes of Rule 2830 of the NASD Conduct Rules (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

     C Payments under this Plan are not tied exclusively to expenses incurred. To the extent that amounts paid hereunder are not used to specifically compensate Intermediaries, the Adviser, the Distributor or others for sales, promotional and shareholder servicing activities, such amounts shall be retained by the Adviser.

3. Intermediaries

     A. Payments to Intermediaries and others as compensation for providing Distribution and Service Support are contingent upon compliance by the recipient with the terms of the written agreement relating to the provision of Distribution and Support Services.

     B. The Adviser will, in its sole discretion, determine the amount of any payments made to Intermediaries and others pursuant to this Plan, and may from time to time in its sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which a Fund is required to pay under this Plan.

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4. Term and Termination

     A. This amended and restated Plan has been approved by the Board of Trustees of the Trust in accordance with Rule 12b-1(b)(2) of the 1940 Act.

     B. This Plan originally became effective on May 26, 2010, was amended on April 1, 2011, amended and restated as of October 8, 2013, and is hereby amended and restated as of December 14, 2020. This Plan may be continued for successive twelve (12) month periods (computed from each October 8th), provided that such continuation is specifically approved at least annually by vote of the Board of Trustees of the Trust and by a vote of a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) ("Independent Trustees") and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting called for the purpose of voting on this Plan.

     C. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan, or by vote of a majority of our outstanding voting securities of shares affected by the Plan, as defined in the 1940 Act.

5. Amendments

     All material amendments to this Plan must be approved in the manner provided for in Section 4(B) hereof. In addition, this Plan may not be amended to increase materially the amount of compensation provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the affected shares of the Trust as defined in the 1940 Act.

6. Quarterly Reports

     The Distributor shall provide the Board of Trustees of the Trust, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan or any related agreement and the purposes for which such expenditures were made.

7. Compliance with Fund Governance Standards

     A. While this Plan is in effect, the Trust will comply with those fund governance standards in Rule 0-1(a)(7) under the 1940 Act then in effect, including the requirements that:

(i) the selection and nomination of Independent Trustees will be made solely at the discretion of the existing Independent Trustees;

(ii) any person who acts as legal counsel for the Independent Trustees shall be independent legal counsel as defined in Rule 0-1(a)(6) under the 1940 Act;

(iii) the Board of Trustees conduct an annual self-assessment; and

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(iv) the Independent Trustees meet at least quarterly in a session at which no Trustees who are interested persons are present.

8. Recordkeeping

     The Trust will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

9. Severability

     As this Plan covers Class A, Class C, and Advisors Capital Shares of the Funds, the provisions of this Plan are severable as to each class and Fund. Actions required to be taken under this Plan must be taken separately for each series of shares affected by the matter.

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NEIMAN FUNDS RULE 12B-1 PLAN

Appendix A

Funds to be Serviced Under This Plan

Neiman Large Cap Value Fund Neiman Opportunities Fund Advisors Capital US Dividend Fund Advisors Capital Small/Mid Cap Fund Advisors Capital Tactical Fixed Income Fund

Dated: December 14, 2020

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